Exhibit 99.1

CASUAL MALE RETAIL GROUP, INC.

REPORTS SECOND QUARTER RESULTS

Second Quarter EPS Increased 33% to $0.12

Company Raises Fiscal Year 2010 Diluted EPS Guidance Range to $0.29 to $0.32

CANTON, MA (August 19, 2010) — Casual Male Retail Group, Inc. (NASDAQ: CMRG), the largest retailer of big & tall men’s apparel and accessories, today reported operating results for the second quarter and six month period ended July 31, 2010.

Second Quarter Highlights (2010 vs. 2009)

•	Net income increased 56% to $5.6 million, or $0.12 per diluted share, from $3.6 million, or $0.09 per diluted share

•	Comparable sales increased 0.8% and total sales decreased 1.0% to $97.3 million

•	Gross margin increased 180 basis points to 46.4%

Six Month Highlights (2010 vs. 2009)

•	Net income increased 145% to $9.8 million, or $0.21 per diluted share, from a net income of $4.0 million, or $0.10 per diluted share

•	Comparable sales increased 0.1% and total sales decreased 1.8% to $192.2 million

•	Gross margin increased 250 basis points to 46.1%

David Levin, President and CEO, stated, “We are pleased with our results for the second quarter and continuing progress toward our immediate initiatives to expand operating margin and drive free cash flow. In the quarter, strong inventory control as well as lower occupancy and merchandise costs combined to drive a 180 basis point improvement in gross margin. At the same time, we continued to see a slow but steady improvement in sales – as comparable sales trends flattened in the quarter.

Levin continued, “We are very excited about the opening of our first three DXL stores and the early customer feedback. While only opened for a few weeks and with no marketing events, these stores appear to be attracting a diverse target customer from a wide geographic area. In addition, higher average transaction values suggest customers like what they see and are cross-shopping the store as we intended.”

Sales

For the second quarter of fiscal 2010, comparable sales increased 0.8% while total sales declined 1.0% to $97.3 million as compared to the prior year’s second quarter. During the second quarter of fiscal 2010, comparable sales for our Casual Male XL business increased 0.3% to last year while comparable sales from our Rochester business decreased by 2.2%. Sales across our direct businesses increased by 5.2% while comparable sales from the Company’s retail stores decreased 0.2% for the second quarter of fiscal 2010 as compared to the prior year’s second quarter.

For the first six months of fiscal 2010, comparable sales increased 0.1% while total sales declined 1.8% to $192.2 million as compared to the prior year’s first six months. For the first six months of fiscal 2010, comparable sales from our Rochester business increased 1.2% while comparable sales from our Casual Male XL business decreased 1.0%. Sales from our direct businesses increased by 2.9% while sales from the Company’s retail stores dropped by 0.6% for the first six months of fiscal 2010 as compared to the first six months of the prior year.

Gross Profit Margin

For the second quarter of fiscal 2010, gross margin increased 180 basis points to 46.4%. The increase was the result of a 100 basis point improvement in merchandise margin and an 80 basis point improvement in occupancy costs. For the first six months of fiscal 2010, gross margin increased 250 basis points to 46.1%. The increase was the result of a 190 basis point improvement in merchandise margin and a 60 basis point improvement in occupancy costs.

SG&A

On a dollar basis, SG&A expenses were relatively flat for the second quarter of fiscal 2010 as compared to last year’s second quarter. As a percentage of sales, SG&A expenses for the second quarter of fiscal 2010 were 36.4% of sales as compared to 36.1% of sales in the second quarter of fiscal 2009.

For the first six months of fiscal 2010, on a dollar basis, SG&A expenses decreased 2.2% as compared to the first six months of fiscal 2009. As a percentage of sales, SG&A expenses for the first six months were 37.0% of sales as compared to 37.1% of sales for the first six months of fiscal 2009.

During the first six months of fiscal 2010, we continued to benefit from the cost reductions that we took during fiscal 2009. Approximately two-thirds of the savings were the result of store payroll reductions and store operating efficiencies with the remaining cost savings resulting from reduced marketing costs.

Interest Expense

Net interest expense for the second quarter of fiscal 2010 decreased by $0.1 million to $0.2 million from $0.3 million in the prior year. For the first six months of fiscal 2010, net interest expense decreased by $0.3 million to $0.3 million from $0.6 million for the first six months of the prior year. This decrease was primarily the result of a decrease in total indebtedness over the prior year.

Cash Flow

Free cash flow from operations improved by $3.1 million to $9.0 million for the first six months of fiscal 2010 as compared to $5.9 million for the first six months of fiscal 2009.

Balance Sheet & Liquidity

Total debt decreased 88.8%, or $40.8 million, to $5.1 million at the end of the second quarter of fiscal 2010 from $45.9 million at the end of the second quarter of fiscal 2009. At July 31, 2010, the Company had $64.9 million available under its credit line facility.

Inventory levels of $94.2 million at the end of the second quarter of fiscal 2010 are flat to the $94.3 million at the end of the second quarter of fiscal 2009.

Destination XL

During the second quarter of fiscal 2010, the Company opened its first Destination XL™ store in Schaumburg, Illinois. Subsequent to the end of the second quarter, the Company opened two additional Destination XL stores in Memphis, Tennessee on August 5, 2010 and in Las Vegas, Nevada on August 14, 2010. The Company plans to open one additional Destination XL store during fiscal 2010 in Houston, Texas by the middle of the third quarter.

Updated Fiscal 2010 Outlook

Based on the Company’s performance during the first six months of fiscal 2010, the Company has revised its earnings guidance to $0.29-$0.32 per diluted share. As of August 19, 2010, the Company is projecting the following for the fiscal year ending January 29, 2011:

•	Comparable sales flat to +1% with total sales of $390-$395 million (slightly up from a low of $385 million)

•	Gross profit margin of 45.3% to 45.6% (previous range 44.9% to 45.4%)

•	SG&A expenses to decline by approximately 2.0% (unchanged)

•	Diluted earnings per share of $0.29-$0.32 (previous range $0.26-$0.29)

•	On a quarterly basis, expect to see improvements in earnings in the third and fourth quarters of fiscal 2010, consistent with the expected 2010 annual improvement to 2009

•

Free cash flow of approximately $24 million, which is based on operating cash flow of approximately $34 million less capital expenditures of approximately $10 million (previous estimate of free cash flow was $20 million)

•	The company’s cash balances at the end of the year are expected to approximate between $15-$20 million

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the above discussion also refers to non-GAAP free cash flow of $9.0 million and $5.9 million for the six months ended July 31, 2010 and August 1, 2009, respectively, and estimated non-GAAP free cash flow of $24.0 million for fiscal 2010. The presentation of non-GAAP free cash flow is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, “free cash flows” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions.

	For the six months ended		Projected Cash Flow Fiscal 2010
(in millions)	July 31, 2010	August 1, 2009

Cash flow from operating activities	$12.6	$8.1	$34.0
Less: Capital expenditures	(3.6)	(2.2)	(10.0)
Less: Discretionary store asset acquisitions	—	—	—

Estimated Free Cash Flow	$9.0	$5.9	$24.0

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its earnings results for the second quarter and first six months of fiscal 2010. The conference call will be broadcast live today, Thursday, August 19, 2010 at 9:00 a.m. Eastern Daylight Time and can be accessed at www.casualmalexl.com and then clicking on the investor relations icon. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and Europe, operates 451 Casual Male XL retail and outlet stores, 3 Destination XL stores, 18 Rochester Clothing stores, and direct to consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding fiscal 2010, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2010, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

For additional information, contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

jeffunger@usa.net

John Rouleau

ICR

203-682-8342

John.Rouleau@icrinc.com

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CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the six months ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Sales	$97,251	$98,252	$192,235	$195,813
Cost of goods sold, including occupancy	52,142	54,427	103,558	110,430

Gross profit	45,109	43,825	88,677	85,383

Expenses:
Selling, general and administrative	35,431	35,513	71,062	72,664
Depreciation and amortization	3,364	3,980	6,688	7,777

Total expenses	38,795	39,493	77,750	80,441

Operating income	6,314	4,332	10,927	4,942

Other income, net	105	93	208	186
Interest expense, net	(153)	(295)	(308)	(625)

Income before income taxes	6,266	4,130	10,827	4,503

Provision for income taxes	670	504	1,077	541

Net income	$5,596	$3,626	$9,750	$3,962

Net income per share - basic	$0.12	$0.09	$0.21	$0.10
Net income per share - diluted	$0.12	$0.09	$0.21	$0.10

Weighted-average number of common shares outstanding:
Basic	46,983	41,450	46,821	41,450
Diluted	47,494	41,926	47,384	41,638

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

July 31, 2010 and January 30, 2010

(In thousands)

	July 31, 2010	January 30, 2010
ASSETS

Cash and investments	$7,912	$4,302
Inventories	94,241	89,977
Other current assets	12,215	10,874
Property and equipment, net	39,023	41,888
Intangibles	32,553	32,809
Other assets	1,143	1,189

Total assets	$187,087	$181,039

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$53,850	$52,550
Deferred taxes	1,153	769
Deferred gain on sale-leaseback	22,714	23,446
Notes payable	—	3,475
Long-term debt, including current portion	5,139	7,576
Stockholders’ equity	104,231	93,223

Total liabilities and stockholders’ equity	$187,087	$181,039